EXHIBIT 21.01

GAMING PARTNERS INTERNATIONAL CORPORATION

LIST OF SUBSIDIARIES

Name	State/Country of Incorporation	Parent
Gaming Partners International SAS (1)	France	Gaming Partners International Corporation
Gaming Partners International USA, Inc.(1)	Nevada	Gaming Partners International Corporation
GPI Mexicana, S.A. de C.V.(2)	Mexico	Gaming Partners International Corporation

(1)          Effective date of name change was September 1, 2004.

(2)          Effective date of name change was January 22, 2005.